       99.1.1
                            PROXY STATEMENT
                                 FOR
                     ANNUAL MEETING OF SHAREHOLDERS
                                  OF
                            UNITED BANCORP

     1. VOTING SECURITIES. The number of shares of common stock entitled to vote at the annual shareholders' meeting called for April 23, 1996, at 7:30 p.m., is 439,761. Only shareholders of record as of 5:00 p.m. on February 29, 1996, shall be entitled to vote. Each share of common stock is entitled to one vote.

     2. ELECTION OF DIRECTORS. Pursuant to Article 4 of the corporation's bylaws, the board of directors has determined that ten (10) directors shall serve the corporation until the 1997 annual meeting.

     At the special shareholders' meeting held December 28, 1993, the shareholders adopted Second Restated Articles of Incorporation for United Bancorp. Among other things, the Second Restated Articles of Incorporation provide for staggered terms of the directors. Article IV of the Second Restated Articles of Incorporation states that the board of directors shall be divided into three classes of directors. At the 1994 annual meeting of shareholders, the shareholders designated Class 1, Class 2 and Class 3 directors. The Class 1 directors were elected for one (1) year terms. The Class 2 directors were elected for two (2) year terms. The Class 3 directors were elected for three (3) year terms. The terms of the Class 2 directors expire at the 1996 annual shareholders' meeting. At the 1996 annual shareholders' meeting, the Class 2 directors will each be nominated to serve for a three (3) year term expiring at the 1999 annual meeting of shareholders.

     The persons immediately below will each be nominated to serve as Class 2 directors for three (3) year terms.

   Name            Principal Occupation         Director   Shares of Stock
                   or Employment                Since     Beneficially Owned(1)
Class 2                                                    December 31, 1995
- --------------  ------------------------------  --------  ------------------
John Loosley    President, Beaver State, Inc.     1973           8,279
William Stiles  William C. Stiles & Associates    1979           2,350
Lauren D Young  President, Lauren Young Tire      1986           1,438
                Centers, Inc.






- -----------------------
 (1) In addition to the above shares beneficially owned, directors John Loosley, William Stiles, and Lauren Young have or share the power to vote 71,076 shares as trustees of the United Bancorp Employee Stock Ownership Plan.

                                  -99.1.1-
       99.1.2
In addition to the above Class 2 directors who will be nominated, the shareholders must vote for the election of two (2) Class 3 directors. Article 4 of the corporation's bylaws provides that if a vacancy occurs on the board of directors that the vacancy shall be filled by the board of directors. Article 4 also provides that the term of a director elected by the board of directors expires at the next shareholders' meeting at which directors are elected.
Three vacancies have occurred on the board of directors since the last meeting of shareholders. The board of directors has opted to reduce the number of directors to ten (10) and thereby not fill one vacancy. The board of directors have filled two of the vacancies. The directors elected to fill the vacancies are Brian Pargeter and Clint Newell. Terms of Class 3 directors expire at the 1997 annual meeting of shareholders. In order to comply with Article 4 of the corporation's bylaws, the two (2) Class 3 directors immediately below will each be nominated to serve as Class 3 directors until the 1997 annual shareholders' meeting. At the 1997 annual shareholders' meeting, the two (2) Class 3 Directors appointed by the board of directors, or their successors, will be nominated to serve for full three (3) year terms.

Name             Principal Occupation           Director    Shares of Stock
                 or Employment                   Since      Beneficially Owned
Class 3                                                     December 31, 1995
- ---------------  ---------------------------    --------    ------------------
Brian Pargeter   President, Umpqua Insurance      1995             2,569
                 Agency, Inc.
Clint Newell     Dealer Principal, Clint          1996               -0-
                 Newell Motors, Inc.

Each director will serve until expiration of the director's term.  Subject to
Article VIII of United Bancorp's Second Restated Articles of Incorporation, other nominations may be made at the meeting.

     It is the intention of the persons named in the Proxy to vote for the individual directors whose names appear above as Class 2 directors and as Class 3 directors.

     While there is no reason to believe that any of the above nominees for the office of director will, prior to the date of the meeting, refuse or be unable to accept nomination, should any person so refuse or become unable to accept, it is the intention of the persons named in the Proxy to vote for such other person or persons for the office of director as management may recommend.

     For the information of shareholders, the Class 1 and Class 3 directors are as follows:

Name           Principal Occupation             Director  Shares of Stock
               or Employment                     Since    Beneficially Owned(1)
Class 1 (1998)                                            December 31, 1995
- -------------  --------------------------------   ------  ------------------
David Jackson  President, Jackson Ranch, Inc.       1979       22,813
Gary Kjensrud  President, Douglas National Bank     1981       44,013
Pete Martini   President, American Laminators,      1993        2,232
               Inc.
Rickar Watkins President, Rick's Medical Supply,    1989        2,025
               Inc.
- ---------------------------
(1) In addition to the above shares beneficially owned, director David Jackson has the power to vote 71,076 shares as trustee of the United Bancorp Employee Stock Ownership Plan.
                                 -99.1.2-
       99.1.3
Class 3 (1997)
Clint Newell   Dealer Principal, Clint Newell          1996          -0-
               Motors, Inc.
Lance Short    Owner, Short Building Company           1986        7,186
Brian Pargeter President, Umpqua Insurance             1995        2,569
               Agency, Inc.

The Class 1 directors were elected at the 1995 annual shareholders' meeting. The Class 1 directors will serve until the 1998 annual shareholders' meeting. Class 3 directors will serve until the 1997 annual shareholders' meeting.

     3. UNITED BANCORP STOCK OPTION PLAN. The purpose of this plan is to attract and retain key employees and directors of United Bancorp. The plan is intended to encourage capital accumulation and stock ownership by key employees and outside directors in order to increase the proprietary interest of such individuals in the success of United Bancorp.

     The executive committee of the board of directors, or its successor, shall grant options under the plan not to exceed ninety-two thousand (92,000) shares of which forty-two thousand (42,000) shall be reserved for issuance to United Bancorp's directors and fifty thousand (50,000) shall be reserved for issuance to key employees. Options may be granted as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or they may be granted as "nonqualified stock options" subject to the discretion of the executive committee. Outside directors who are not also employees of the Company are not eligible for incentive stock options.

     Twenty-five percent (25%) of each option granted under the plan shall vest immediately, with the remaining portion vesting twenty-five percent (25%) for each succeeding twelve (12) months of continuous service -- except in the case of directors who shall be credited for prior service. The purchase price for shares must be no less than one hundred percent (100%) of the fair market value of the shares on the date the option is granted. No option granted under the plan may be exercised after ten (10) years from the date the option is granted, and no options may be granted after March 31, 2006. Please refer to the attached copy of the United Bancorp Stock Option Plan for additional details including circumstances under which vesting schedules may be accelerated.

     The board of directors recommends that the shareholders approve the United Bancorp Stock Option Plan.

     4. ANNUAL REPORT. The annual report of United Bancorp for the year ended December 31, 1995 is mailed to shareholders concurrently with this statement.

     5. RATIFICATION OF AUDITORS. Upon the recommendation of the audit committee, the board of directors has appointed Knight, Vale & Gregory, Inc., P.S. as independent auditors for the balance of the fiscal year ending December 31, 1996. The board of directors request ratification by the shareholders. Knight, Vale & Gregory, Inc., P.S. was selected as the 1996 auditors by the audit committee based on competitive requests for proposals received by United Bancorp from four firms including Coopers & Lybrand, the current auditor.

     In the event the resolution is defeated, the adverse vote will be considered as a direction to the board of directors to select other auditors for the next fiscal year. However, because of the difficulty and expense associated with making any substitution of auditors once selected, it is contemplated that the appointment for the 1996 fiscal year will be permitted to stand unless the board of directors finds other reasons for making a change.
                                  -99.1.3-
       99.1.4
     Auditing services for 1995, and a portion of 1996, were performed by Coopers & Lybrand. Services performed by Coopers & Lybrand included: the examination of annual financial statements, limited reviews of quarterly financial information, preparation of the consolidated tax returns, and consultations in connection with various financial reporting, tax and accounting matters. Fees for the 1995 audit and audit-related services aggregated approximately $32,500.

     Ratification of the appointment of Knight, Vale & Gregory, Inc., P.S. as independent auditors requires an affirmative majority vote of shares voting at the meeting.

     6. OTHER BUSINESS. It is not the intent of management to present any business to the shareholders' meeting other than items referred to in the Proxy Statement and management is not informed of any matters that may be presented by others. If other matters should be properly presented to the meeting, it is the intention of the persons named in the accompanying form of Proxy to vote thereon in accordance with their judgment.

     7. MISCELLANEOUS. Any person giving a Proxy in the form accompanying this Proxy Statement has the power to revoke the Proxy at any time prior to its exercise. The Proxy may be revoked through written notification to the secretary of United Bancorp, by executing a proxy bearing a later date, or by attending the meeting and election to vote. A shareholder who attends the meeting need not revoke his or her Proxy and vote in person unless he or she so elects. The costs of solicitation of Proxies will be paid by United Bancorp. THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF MANAGEMENT OF UNITED BANCORP.

     8. RETURN OF PROXY. Whether or not you plan to attend the shareholders' meeting in person, please sign and date the accompanying Proxy and return it promptly in the enclosed, stamped envelope.

     DATED this 29th day of March, 1996

                                         \s\By Peter Nilsen
                                            -----------------------
                                            Peter Nilsen, Secretary